UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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The St. Joe Company

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 16, 2006
       The 2006 Annual Meeting of Shareholders of The St. Joe Company will be held at the Radisson Riverwalk Hotel, 1515 Prudential Drive, Jacksonville, Florida 32207, on Tuesday, May 16, 2006, at 10:00 a.m., eastern time.
      Shareholders will vote on the following matters:

1.	Election of our Board of Directors;

2.	Approval of The St. Joe Company Annual Incentive Plan;

3.	Ratification of the appointment of KPMG LLP as our independent auditors for the 2006 fiscal year; and

4.	Any other matters properly brought before the meeting.
      Shareholders of record as of the close of business on March 31, 2006, are entitled to vote at the meeting.
      Your vote is important. We urge you to sign, date and return the enclosed proxy card to vote your shares whether or not you plan to attend the meeting. This will ensure your shares will be represented at the meeting.
      Our Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2005, are also enclosed.

By Order of the Board of Directors,

Christine M. Marx
Corporate Secretary
Dated: April 11, 2006

Proxy Statement

The St. Joe Company
245 Riverside Avenue, Suite 500
Jacksonville, Florida 32202
PROXY STATEMENT

       This proxy statement contains information about the 2006 Annual Meeting of Shareholders of The St. Joe Company.
      The meeting will be held on Tuesday, May 16, 2006, beginning at 10:00 a.m., eastern time, at the Radisson Riverwalk Hotel, 1515 Prudential Drive, Jacksonville, Florida 32207.
      This proxy statement is first being sent to our shareholders on or about April 11, 2006, in connection with the solicitation of proxies by the Board of Directors for the meeting.

I. General Information About the Annual Meeting
       Who Can Vote? You are entitled to vote your stock at the meeting if our records show that you held your shares as of March 31, 2006. At the close of business on March 31, 2006, a total of 74,571,432 shares of common stock of the Company were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties except as required by law.
      Matters to be Considered. You will be asked to consider three proposals at the meeting.

•	Proposal 1 asks you to elect 10 members of our Board of Directors to serve until the next annual meeting.

•	Proposal 2 asks you to approve The St. Joe Company Annual Incentive Plan.

•	Proposal 3 asks you to ratify the appointment of our independent auditors for the 2006 fiscal year.
      Voting by Proxies. If your common stock is held by a broker, bank or other nominee, you must follow the instructions you receive from them in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the proxies to vote your common stock by signing, dating and mailing the proxy card in the postage-paid envelope which we have provided to you. Of course, you can always attend the meeting and vote your shares in person.
      The proxies will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.
      We are not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any other matters are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is continued or postponed, your common stock may be voted by the proxies at the new meeting as well, unless you revoke your proxy instructions.
      How to Revoke Your Proxy. You can revoke your proxy at any time before it is voted at the meeting by (1) notifying the Corporate Secretary in writing, (2) delivering a later-dated proxy, or (3) attending the meeting and voting your shares in person.

      Quorum; How Votes Are Counted. The meeting will be held if a majority of the outstanding shares of common stock is represented at the meeting. This is called a quorum. If you return valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining if there is a quorum, even if you wish to abstain from voting on some or all of the matters considered at the meeting. If you hold your common stock through a broker, bank or other nominee (often called “holding shares in street name”), the nominee may only vote the common stock which it holds for you in accordance with your instructions. However, if the nominee does not receive your instructions at least 10 days before the meeting, the nominee may use its discretion to vote your common stock on matters which the New York Stock Exchange determines to be routine. The proposals set forth in this proxy statement are considered to be routine by the New York Stock Exchange. If a nominee cannot vote on a particular matter because it is not routine, there is a “Broker Non-Vote” on that matter. We do not count abstentions and Broker Non-Votes as votes for or against any proposal. Broker Non-Votes, however, count for quorum purposes.
      Cost of This Proxy Solicitation. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees may solicit proxies personally and by telephone. No employee will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.
      Householding. If you and other residents at your mailing address own shares of the Company’s common stock in “street” name, your broker or bank may have given you notice that each household will receive only one annual report and one proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you do not wish to participate in householding, you will be deemed to have consented to participating, and only one copy of the Company’s annual report and proxy statement will be sent to that address. Each shareholder will, however, receive a separate proxy card.
      If you wish to receive your own set of the Company’s annual report and proxy statement for this year or for future years, or if you share an address with another shareholder and would like to receive only one set of these documents, please contact the Corporate Secretary of The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202 (904-301-4200), being sure to supply the names of all shareholders at the same address, the name of the bank or brokerage firm, and the account number(s). The revocation of a consent to householding will be effective 30 days after the revocation notice is received.
      Electronic Access to Proxy Materials and Annual Reports. This proxy statement, our 2005 Annual Report to Shareholders and our Annual Report on Form 10-K are available on our website at www.joe.com. Please note that the information on our website is not incorporated by reference in this proxy statement. If you are a street name shareholder, you can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Please refer to the information provided by the institution that holds your shares and follow their instructions on how to elect to view future proxy statements and annual reports over the Internet.

II. Security Ownership of Certain Beneficial Owners,
Directors and Executive Officers
       The following table shows the number of shares of common stock owned as of March 31, 2006 (except as otherwise indicated), by:

•	Persons known to us to be the beneficial owners of more than 5% of our outstanding common stock;

•	Each director and named executive officer; and

•	All directors and executive officers as a group.

	Amount and Nature of
Name	Beneficial Ownership(1)		Percent of Class(2)

Third Avenue Management LLC	9,922,379	(3)	13.31%
622 Third Avenue, 32nd Floor
New York, NY 10017
Neuberger Berman, Inc.	5,236,532	(4)	7.02%
605 Third Avenue
New York, NY 10158
Hotchkis & Wiley Capital Management, Inc.	4,419,800	(5)	5.93%
725 S. Figueroa Street, 39th Floor
Los Angeles, CA 90017
Marsico Capital Management, LLC	4,193,378	(6)	5.62%
1200 17th Street, Suite 1600
Denver, CO 80202
Michael L. Ainslie	39,433	(7)	*
Anthony M. Corriggio	12,210		*
Hugh M. Durden	3,707,398	(8)	4.97%
Thomas A. Fanning	3,631	(9)	*
Harry H. Frampton, III	8,362	(10)	*
Wm. Britton Greene	64,079	(11)	*
Adam W. Herbert, Jr.	5,454	(12)	*
Delores M. Kesler	7,253	(13)	*
John S. Lord	3,713,116	(14)	4.98%
Michael N. Regan	49,190	(15)	*
Walter L. Revell	30,852	(16)	*
Peter S. Rummell	1,283,374	(17)	1.72%
Kevin M. Twomey	325,661	(18)	*
William H. Walton, III	5,903	(19)	*
Directors and Executive Officers as a Group (17 persons)	5,669,400		7.56%

(1)	Each beneficial owner, director and executive officer listed has sole voting and dispositive power over the shares listed, except as indicated below.

(2)	The percentages are based on the number of shares outstanding on March 31, 2006. All percentages are rounded to the nearest hundredth of one percent. An “*” indicates less than 1% ownership.

(3)	According to the Schedule 13G/A filed by Third Avenue Management LLC (“TAM”) with the Securities and Exchange Commission (the “SEC”) on February 14, 2006, TAM

has the sole power to vote or direct the vote of 9,859,129 shares of our common stock and the sole power to dispose or direct the disposition of 9,922,379 shares of our common stock.

(4)	According to the Schedule 13G filed by Neuberger Berman Inc. (“Neuberger”) with the SEC on February 14, 2006, Neuberger’s subsidiary Neuberger Berman, LLC has the sole power to vote or direct the vote of 4,898,050 shares of our common stock, and another Neuberger subsidiary, Neuberger Berman Management, Inc., along with Neuberger Berman, LLC, share the power to dispose or direct the disposition of 5,236,532 shares of our common stock.

(5)	According to the Schedule 13G filed by Hotchkis and Wiley Capital Management, LLC (“Hotchkis”) with the SEC on February 14, 2006, Hotchkis has the sole power to vote or direct the vote of 3,514,200 shares of our common stock and the sole power to dispose or direct the disposition of 4,419,800 shares of our common stock. Hotchkis disclaims beneficial ownership of these shares.

(6)	According to the Schedule 13G filed by Marsico Capital Management, LLC (“Marsico”) with the SEC on February 13, 2006, Marsico has the sole power to vote or direct the vote of 3,196,827 shares of our common stock and the sole power to dispose or direct the disposition of 4,193,378 shares of our common stock.

(7)	Includes 23,668 shares which Mr. Ainslie has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement, 229 shares of common stock issued to Mr. Ainslie in April 2006 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2006 as part of each outside director’s annual compensation.

(8)	Mr. Durden is Chairman of The Alfred I. duPont Testamentary Trust (the “Trust”), which beneficially owned 3,689,355 shares of our common stock as of March 31, 2006. The trustees of the Trust have the power to vote or direct the vote and the power to dispose or direct the disposition of the shares of our common stock owned by the Trust. As a result, Mr. Durden is deemed to beneficially own the shares owned by the Trust, and the Trust’s shares are included in Mr. Durden’s reported ownership. The reported amount also includes 12,000 shares which Mr. Durden has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement, 281 shares of common stock issued to Mr. Durden in April 2006 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2006 as part of each outside director’s annual compensation.

(9)	Includes 174 shares of common stock issued to Mr. Fanning in April 2006 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2006 as part of each outside director’s annual compensation.

(10)	Includes 5,000 shares held by Mr. Frampton’s wife. Also includes 256 shares of common stock issued to Mr. Frampton in April 2006 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2006 as part of each outside director’s annual compensation.

(11)	Includes 31,756 shares which Mr. Greene has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(12)	Includes 174 shares of common stock issued to Dr. Herbert in April 2006 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2006 as part of each outside director’s annual compensation.

(13)	Includes 256 shares of common stock issued to Ms. Kesler in April 2006 as a portion of her annual retainer and 1,500 shares of common stock to be issued in May 2006 as part of each outside director’s annual compensation.

(14)	Mr. Lord is a trustee of the Trust, and as described in footnote 8 above for Mr. Durden, the Trust’s shares also are included in Mr. Lord’s reported ownership. The reported amount also includes 17,849 shares which Mr. Lord has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement, 445 shares of common stock issued to Mr. Lord in April 2006 as a portion of his annual retainer (for 2005 and 2006) and 1,500 shares of common stock to be issued in May 2006 as part of each outside director’s annual compensation.

(15)	Includes 24,289 shares which Mr. Regan has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(16)	Includes 23,668 shares which Mr. Revell has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement, 307 shares of common stock issued to Mr. Revell in April 2006 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2006 as part of each outside director’s annual compensation.

(17)	Includes 711,923 shares held in a family limited partnership and 80,000 shares held in a limited liability company. Mr. Rummell shares with his wife the power to vote and dispose of the shares held by both of these entities. Also includes 187,500 shares which Mr. Rummell has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(18)	Includes 82,500 shares which Mr. Twomey has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(19)	Includes 256 shares of common stock issued to Mr. Walton in April 2006 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2006 as part of each outside director’s annual compensation.

III. Proposals
Proposal No. 1
Election of Directors
       The Board of Directors, comprised of ten members, is to be elected at this meeting. Each director elected shall hold office until the next annual meeting and the election of a successor. All of the nominees are current directors of the Company. Each has agreed to be named in this proxy statement and to serve if elected.
      Vote Required. Directors must be elected by a plurality of the votes cast at the meeting. Votes withheld for any director will not be counted. See “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” on page 3 above for information on the beneficial ownership of our common stock by the nominees, and “Certain Transactions” on page 18 of this proxy statement for information on transactions between the Company and certain nominees.
Information About the Nominees
Michael L. Ainslie
Director since 1998
Age 62
      Mr. Ainslie, a private investor, was the President, Chief Executive Officer and a Director of Sotheby’s Holdings from 1984 to 1994. From 1980 to 1984, Mr. Ainslie was President of the National Trust for Historic Preservation. He is a Trustee of Vanderbilt University, serves as Chairman of the Posse Foundation and also serves on the Board of Lehman Brothers Holdings, Inc., an international investment bank.
Hugh M. Durden
Director since 2000
Age 63
      Mr. Durden has served as Chairman of The Alfred I. duPont Testamentary Trust since January 2005. From 1997 through 2004, Mr. Durden served as the representative of the corporate trustee of the Trust. From 1972 until 2000, he was an executive with Wachovia Corporation, serving as President of Wachovia Corporate Services from 1994 to 2000. He is a director of The Nemours Foundation, a Trustee of the EARTH University Foundation and a director of WebsitePros, Inc., a web site design and internet services company.
Thomas A. Fanning
Director since 2005
Age 49
      Mr. Fanning has served as the Executive Vice President and Chief Financial Officer of The Southern Company since 2003. He has held various other management positions with The Southern Company and its affiliates since joining them in 1980, including serving as Chief Executive Officer of Gulf Power Company from 2002 to 2003 and Chief Financial Officer of Georgia Power Company from 1999 to 2002.
Harry H. Frampton, III
Director since 2005
Age 61
      Mr. Frampton has served as managing partner of East West Partners, a company specializing in resort real estate development, since 1986. He is also a principal of Slifer Smith & Frampton Real Estate. From 1982 to 1986, Mr. Frampton was President of Vail Associates, Inc., the creators of Vail and Beaver Creek Mountain resorts in Colorado.

Mr. Frampton is currently Chairman of the Board of the Vail Valley Foundation, the past Chairman of the Urban Land Institute, and a member of the Clemson Foundation Board of Directors.
Dr. Adam W. Herbert, Jr.
Director since 2004
Age 62
      Dr. Herbert has served as President of Indiana University since 2003. From 2001 to 2003, Dr. Herbert was Regents Professor and Executive Director of The Florida Center for Public Policy and Leadership of the University of North Florida. From 1998 through 2001, he served as Chancellor of the State University System of Florida. Dr. Herbert also served as the President of the University of North Florida from 1989 through 1998. Dr. Herbert is also a director of State Farm Florida Insurance Company.
Delores M. Kesler
Director since 2004
Age 65
      Ms. Kesler has served as Chairman of ATS Services, Inc., a human resource solutions company, and Chairman and CEO of Adium, LLC, a capital investment company, since 1997. Ms. Kesler is also a founder of Accustaff, Inc., now known as MPS Group, Inc., a strategic staffing, consulting and outsourcing venture from which she retired in 1997 as the Chairman and Chief Executive Officer. Ms. Kesler is also a director of PSS World Medical, Inc., a distributor of medical products.
John S. Lord
Director since 2000
Age 59
      Mr. Lord, a private investor and business consultant, retired as President of Bank of America — Central Florida in 2000. He held various positions with Bank of America and its predecessor banks for over 15 years. Mr. Lord served as the representative of the corporate trustee of the Trust from 1994 to 1997 and was appointed as an individual trustee of the Trust and a director of The Nemours Foundation in 2000.
Walter L. Revell
Director since 1994
Age 71
      Mr. Revell has been Chairman of the Board and CEO of Revell Investments International, Inc. since 1984. He was also Chairman of the Board and CEO of H. J. Ross Associates, Inc., consulting engineers and planners, from 1991 through 2002. He was President, CEO and a director of Post, Buckley, Schuh & Jernigan, Inc., consulting engineers and planners, from 1975 through 1983. He served as Secretary of Transportation for the State of Florida from 1972 to 1975. He is also a director of Rinker Group Limited, an international manufacturer and supplier of heavy building materials; Calpine Corporation, an electric power producer; International Finance Bank; Edd Helms Group, a diversified services company in electrical, air-conditioning and data communications; and NCL Corporation Ltd., the parent company of Norwegian Cruise Line and other brands.
Peter S. Rummell
Director since 1997
Age 60
      Mr. Rummell was appointed Chairman and CEO of the Company in January 1997. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company and served as Chairman of Walt Disney Imagineering, the division responsible for Disney’s worldwide creative design, real estate and research and development activities. Mr. Rummell was

President of Disney Development Company, the community development arm of Walt Disney, from 1992 to 1994 and President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell is also serving until May 2006 as a director of Progress Energy Corp., a public utility company.
William H. Walton, III
Director since 2004
Age 54
      Mr. Walton is a Managing Member of Rockpoint Group, L.L.C., a real estate investment company he co-founded in 2003. Mr. Walton is also a Managing Principal and co-founder of Westbrook Real Estate Partners, L.L.C., a real estate operating company formed in 1994. Prior to 1994, Mr. Walton was a Managing Director of Morgan Stanley Realty, which he joined in 1979. Mr. Walton is also a director of Florida Rock Industries, Inc., a construction materials company concentrating in the southeastern and mid-Atlantic states.
Proposal No. 2
Approval of The St. Joe Company Annual Incentive Plan
       The St. Joe Company Annual Incentive Plan (the “Plan”) was adopted by the Compensation Committee of the Board of Directors and became effective on February 13, 2006, subject to shareholder approval to the extent required by Section 162(m) of the Internal Revenue Code. The Plan is a continuation of the Company’s existing compensation practices. Under the Plan, certain of the Company’s employees, including its executive officers, may earn cash bonus compensation based upon the achievement of certain specified performance goals and objectives relating to the Company (or a specified business unit of the Company) and to each individual participant. The Company seeks shareholder approval of the Plan in order to permit the Company to deduct compensation over $1 million that may be paid to certain executive officers.
      Vote Required. An affirmative vote of the majority of the votes cast at the Annual Meeting is required to approve the Plan.
      Description of the Plan. The following is a description of the key terms of the Plan, including: (i) the employees eligible to receive an award under the Plan; (ii) the business criteria on which performance goals are based; and (iii) a limit on the amount of compensation that may be awarded to any executive officer in any one year under the Plan. This summary is not intended to be a complete description of all the terms of the Plan. You should refer to the complete copy of the Plan that is attached hereto as Appendix A.
      Eligibility. Any executive officer selected by the Compensation Committee and any other employee of the Company or any subsidiary designated by the Chief Executive Officer or the Compensation Committee may participate in the Plan. During 2005, 368 employees, including our eight current executive officers, participated in the Plan, and we expect a similar level of participation in the future.

      Performance Goals. The Plan provides for annual cash awards to participants based, in whole or in part, on the attainment of pre-established objective performance goals for a specific year. The Compensation Committee will determine in advance the target level of Company performance that must be achieved with respect to each objective performance goal to be used in the calculation of awards under the Plan. Performance goals must be based upon one or more of the following business criteria:
• net income
• stockholder return
• earnings per share
• revenue
• revenue growth
• operating income
• market share
• return on net assets
• return on equity
• return on investment
• cash flow
• share price performance

•	net earnings before interest and taxes, less any minority interests
•	earnings before taxes less any minority interests
•	the number of land-use entitlements held by the Company.
      The business criteria selected must be applied to either the Company as a whole or to a business unit or subsidiary, either individually or in any combination.
      To preserve the intended incentives and benefits of an award based on one or more objective business criteria, the Committee will apply the objective formula or standard with respect to the applicable performance goal in a manner that will eliminate, in whole or in part, the effects of certain events, such as asset write-downs or dispositions, acquisition-related charges, claim judgments, changes in law, accruals for reorganization and restructuring and other extraordinary, non-recurring items.
      Awards. Awards under the Plan may be made on the basis of the performance goals described above, as well as strategic goals and individual employee objectives, or any combination of the foregoing, all as determined by the Compensation Committee. Awards will be determined by the application of one or more multipliers to an individual target award expressed in dollars or as a percentage of a participant’s base salary. The multiplier(s) will be determined, in whole or in part, by reference to the applicable performance goals or other objectives. Awards may be greater than or less than 100% of the target award. Awards are generally paid in cash, but the Compensation Committee may decide in its discretion to pay a portion of the award in restricted shares of the Company’s common stock. In such event, any restricted shares issued shall be pursuant to an award under one or more of the Company’s stock incentive plans that have been previously approved by the Company’s shareholders.
      Awards Subject to Code Section 162(m). For executive officers who may receive an award subject to Internal Revenue Code Section 162(m), the Compensation Committee will determine awards by reference to pre-established objective performance goals established under the Plan as described above. In its sole discretion, the Committee may reduce, but may not increase, an award calculated using performance goals based on the objective business criteria described above and intending to be performance-based compensation for purposes of Code Section 162(m). The Compensation Committee must certify to the achievement of the performance goals before any award to executive officers subject to Code Section 162(m) is paid under the Plan.
      2006 Awards. The Plan establishes a framework in which the Compensation Committee may set certain specific requirements for awards in any year. For 2006, each Plan participant will have a designated target award calculated as a percentage of the participant’s base salary. The target award will be used to calculate a projected award based on the achievement of Company performance goals (weighted at 75%) and individual objectives (weighted at 25%). These components of the projected award may be increased or decreased according to a performance scale. For each percentage variation from the performance objective, the amount of the projected award will be increased or decreased, as applicable, at twice the rate. Accordingly, goals that are only 50% achieved will result in a 0% projected award, and goals that are exceeded by 50% or more will result in a 200% projected award. After the calculation of the projected award based on the Company performance goals and the individual objectives, an individual performance multiplier ranging from 50% to 150% of the projected award will then be applied to determine the actual award under the Plan. For 2006, a maximum of 35% of an award may be paid in restricted shares of the Company’s common stock.
      Example of Plan Benefits. Although it is not possible to determine exactly the benefits or amounts that will be awarded under the Plan in the future, the following table is an illustration of the amounts that were awarded for 2005 to certain participants under our annual incentive plan, the terms of which were substantially the same as the terms of the Plan.
Example of Plan Benefits — 2005 Awards

		Dollar Value ($)
Name and Position	Cash	of Shares(1)

Peter S. Rummell	$976,000	$-0-
Chairman and CEO
Kevin M. Twomey	675,000	-0-
President and COO
Wm. Britton Greene	270,000	130,000
President — St. Joe Towns & Resorts
Anthony M. Corriggio	205,000	95,000
Chief Financial Officer
Michael N. Regan	165,000	295,050
Senior Vice President — Finance and Planning
Executive Officer Group	2,796,000	725,050
Non-Executive Director Group	-0-	-0-
Non-Executive Officer Employee Group	6,284,100	1,003,000

(1)	Shares were issued under one of our stock incentive plans.
      Annual Limit on Awards. The annual limit on the amount of compensation that may be awarded to any individual participant under the Plan is $3 million.
      Administration of the Plan. The Compensation Committee of the Board will administer the Plan. The Compensation Committee may terminate or amend the Plan at any time so long as it does not adversely affect any awards previously made under the Plan. An amendment affecting awards which are intended to qualify under Code Section 162(m), however, may require shareholder approval.

      The Board recommends the shareholders vote FOR the approval of The St. Joe Company Annual Incentive Plan.
Proposal No. 3
Ratification of Independent Auditors
       The Audit Committee has appointed the firm of KPMG LLP to audit our consolidated financial statements for the 2006 fiscal year and has directed that such appointment be submitted to our shareholders for ratification at the meeting. If the shareholders do not ratify the appointment of KPMG LLP as independent auditors, the Audit Committee will reconsider the appointment.
      Vote Required. An affirmative vote of the majority of the votes cast at the Annual Meeting is required to ratify the appointment of KPMG LLP.
      General Information About KPMG. KPMG LLP has been our independent auditors since 1990. It is expected that a representative of KPMG LLP will be present at the meeting to answer shareholders’ questions and will be given an opportunity to make a statement. For more information regarding KPMG’s 2005 engagement, see “Independent Auditor Information” below on page 18.
      The Board recommends the shareholders vote FOR ratification of KPMG LLP as our independent auditors for the 2006 fiscal year.
Other Matters
       The Board of Directors does not know of any other business to be presented at the meeting. If, however, any other matters come before the meeting, it is the intention of the proxies to vote your shares in accordance with their own judgment in such matters.
IV. Corporate Governance and Related Matters
Governance Principles and Policies
      Our Board of Directors has adopted corporate governance principles and policies to provide, along with the charters of the Board committees, a framework for the governance and management of the Company in accordance with high ethical standards and in recognition of its responsibilities to various constituencies. These principles are intended to reflect the Board’s long-standing commitment to the ethical conduct of our business in compliance with the letter and the spirit of applicable laws, regulations and accounting principles. Recognizing that corporate governance is subject to on-going and energetic debate, the Board reviews these principles and other aspects of the Company’s governance at least annually. Our corporate governance principles address the role of the Board of Directors, the composition of the Board, Board leadership, the functioning of the Board, the committees of the Board, ethics and conflicts of interest. These principles specifically provide that two-thirds of the members of the Board must be outside directors who meet the independence criteria established by the New York Stock Exchange (the “NYSE”) and that no more than one member of the Board will be an employee of the Company unless the Board, in its discretion, determines that an additional employee-director would facilitate the Company’s succession plan.
      The top priority of our Board of Directors is the ethical management of the Company for profitable, long-term growth for the benefit of our shareholders. To that end, the Board has adopted corporate governance policies to align management and shareholder interests. Some of the more noteworthy of these corporate governance policies include:

•	The Company does not make loans to directors or executive officers.

•	The Company does not reprice stock options and does not issue indexed stock options or stock appreciation rights that are not settled in publicly traded stock or that provide a discount or any other special feature.

•	The Governance and Nominating Committee annually evaluates the performance of the Board, its Committees and each of the directors.

•	The chair of the Governance and Nominating Committee serves as the Company’s lead director and chairs board executive sessions in which members of management are not present.

•	While we encourage employees to own Company stock through their retirement plans, the plans allow employees to diversify their vested holdings. All matching contributions provided by the Company are paid in cash and not Company stock.

•	Neither the directors and executive officers nor the Company may trade in the Company’s securities during any “blackout period” in which participants in the Company’s individual account plans (e.g., 401(k) plan, JOEshare Plan) are not permitted to trade their shares of Company stock held in such plans.
Code of Conduct
      Our Board of Directors has adopted a Code of Conduct applicable to all directors, officers and employees. Its purpose is to promote our commitment to the Company’s standards for ethical business practices. The Code of Conduct provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is our most important asset, and each employee and member of the Board of Directors is expected to contribute to the care and preservation of that asset. Our Code of Conduct addresses a number of issues, including conflicts of interest, corporate opportunities, protection of company assets, confidentiality, insider trading, accounting matters, record keeping, working with governments, antitrust, legal compliance and fair dealing. Under our corporate governance principles, no waiver of any ethics policy is permitted for directors and executive officers. Our directors review the Code of Conduct annually to ensure that it appropriately addresses the business practices of the Company.
      Our corporate governance principles and policies and our Code of Conduct are available on our website at www.joe.com. Please note that the information on our website is not incorporated by reference in this proxy statement. Copies of our corporate governance principles and policies and our Code of Conduct are also available upon request by contacting us at the following address: The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202, Attn: Corporate Secretary.

The Board and Its Committees
      At least two-thirds of our Board of Directors is independent in accordance with our corporate governance principles and the rules of the NYSE. The Board met five times in 2005. Each member of the Board of Directors attended at least 75% of the meetings of the Board and committees on which he or she served in 2005. Non-management directors meet regularly in executive sessions without management. In accordance with our corporate governance principles, the Chair of the Governance and Nominating Committee, Hugh M. Durden, presides as lead director during such sessions. For information on how to contact Mr. Durden and our other non-management directors, see “Contacting the Board of Directors” on page 16 below.
      Board members are expected to attend our annual meetings. At our 2005 annual meeting, all members of the Board, other than Mr. Fanning, were present.
      The Governance and Nominating Committee, in making its recommendations regarding director nominees, reviewed the independence of each candidate. In addition to the NYSE standards for director independence, the Board has adopted an additional categorical standard for director independence. The Board has determined that transactions with the Company involving a director or candidate for director or an entity with whom the director or candidate is affiliated that are conducted on an arm’s-length basis in the ordinary course of business will not be deemed to affect a director’s independence.
      Based on the review and recommendations of the Governance and Nominating Committee, the Board determined that all of the nominees, other than Mr. Rummell, (1) are independent as required by the NYSE in that they have no material relationships with the Company, either directly or indirectly, and (2) meet the categorical standards for independence described above. During its deliberations regarding independence, the Board noted the following:

•	Mr. Lord is an unpaid consultant to the law firm of Foley & Lardner, which is one of many firms that provide legal services to the Company. The Board did not consider this relationship to be material to an independence determination with respect to Mr. Lord.

•	The Nemours Foundation, the sole beneficiary of the Trust, purchased land from the Company during 2005 (as described below under “Certain Transactions”). The Board determined that this transaction does not preclude an independence finding for Mr. Durden and Mr. Lord because the transaction was conducted on an arm’s-length basis in the ordinary course of business, as evidenced by the fact that the Foundation paid the listed price for the property.
      The Board has the following four standing committees: Governance and Nominating Committee, Audit Committee, Compensation Committee and Finance Committee. Each committee is further described below. The Board of Directors has adopted a written charter for each committee, each of which is available on our website at www.joe.com. Please note that the information on our website is not incorporated by reference in this proxy statement. A copy of our Audit Committee Charter is also attached as Appendix B to this proxy statement. Copies of our Board committee charters are also available upon request by contacting us at the following address: The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202, Attn: Corporate Secretary.

          Governance and Nominating Committee
      The current members of the Governance and Nominating Committee are Hugh M. Durden (Chair), Michael L. Ainslie, Dr. Adam W. Herbert, Jr., John S. Lord and William H. Walton, III. Each member is independent as required by the NYSE. The Governance and Nominating Committee met five times in 2005. The primary functions of the Governance and Nominating Committee are to:

•	identify qualified individuals to become Board members;

•	determine the composition of the Board and its committees;

•	develop a process to assess Board effectiveness;

•	develop and implement the Company’s corporate governance principles; and

•	otherwise take a leadership role in shaping the corporate governance of the Company.
      In fulfilling its duty to recommend nominees for election as directors, the committee seeks a diverse group of candidates (in the broadest sense, including with respect to age, gender, ethnic background and national origin) who combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, the Company and its shareholders. The Committee considers, among other things, the following criteria:

•	proven strength of character, mature judgment, objectivity, intelligence and highest personal and business ethics, integrity and values;

•	reputation, both personal and professional, consistent with the Company’s image and reputation;

•	sufficient time and commitment to devote to Company affairs;

•	significant business and professional expertise with high-level managerial experience in complex organizations, including accounting and finance, real estate, government, banking, educational or other comparable institutions;

•	proven track record of excellence in their field of expertise;

•	independence, as defined by the SEC and NYSE, including a commitment to represent the long-term interests of all of the Company’s shareholders;

•	financial knowledge and experience, including qualification as expert or financially literate as defined by the SEC and NYSE;

•	ability and willingness to serve on the Board for an extended period of time; and

•	not subject to any disqualifying factor as described in the Company’s Code of Conduct (i.e., relationships with competitors, suppliers, contractors, counselors or consultants).
      Approximately one year ago, the Committee identified a need to have an additional real estate development executive on the Board. Based on his national real estate connections, Mr. Rummell, our Chairman and CEO, identified Mr. Frampton as a candidate for director. The Governance and Nominating Committee evaluated Mr. Frampton’s extensive real estate development background and his other qualifications to serve as a director. Based on the recommendation of the Governance and Nominating Committee, the Board subsequently elected Mr. Frampton as a director on August 10, 2005. No third-party firms were engaged to assist in this director search.
      The Governance and Nominating Committee would consider qualified candidates for directors suggested by our shareholders and would evaluate such candidates according to the same criteria used for other director nominees. To date, no suggestions from shareholders have been received. Shareholders can suggest qualified candidates for director by writing to our Corporate Secretary at 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202. Submissions that meet the criteria outlined above, on our website and in the committee charter will be forwarded to the Chair of the Corporate Governance and Nominating Committee for further review and consideration.
          Audit Committee
      The current members of the Audit Committee are Walter L. Revell (Chair), Delores M. Kesler, Thomas A. Fanning and Harry H. Frampton, III. Each of the committee members is independent as required by the NYSE. The Audit Committee met 12 times in 2005. The primary functions of the Audit Committee are to:

•	engage, appoint, evaluate and compensate the independent auditors, and review and approve in advance all audit, audit related and permitted non-audit services performed by the independent auditors;

•	provide independent and objective oversight of the Company’s accounting functions and internal controls and monitor the objectivity of the Company’s financial statements; and

•	review our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published.
      The Board has determined that:

•	each current member of the Audit Committee is financially literate and independent as required by the rules of the SEC and the NYSE; and

•	Mr. Revell and Mr. Fanning are audit committee financial experts, as defined by the rules of the SEC.
      See “Audit Committee Report” on page 17 below for more information on the responsibilities of the Audit Committee.
          Compensation Committee
      The current members of the Compensation Committee are Michael L. Ainslie (Chair), Hugh M. Durden, Delores M. Kesler, and Walter L. Revell. Each member is independent as required by the NYSE. The Compensation Committee met five times in 2005. The functions of the Compensation Committee are to recommend, subject to full Board approval, compensation and benefits for the Company’s executive officers, and to supervise the administration of all employee benefit plans.
      See “Compensation Committee Report” on page 32 below for more information regarding the responsibilities of the Compensation Committee.

          Finance Committee
      The members of the Finance Committee are John S. Lord (Chair), Thomas A. Fanning, Harry H. Frampton, III, Dr. Adam W. Herbert, Jr. and William H. Walton, III. The Finance Committee met four times in 2005. The functions of the Finance Committee are to:

•	monitor the present and future capital requirements of the Company;

•	review the Company’s business plan; and

•	review and provide guidance to the Board and management about proposals concerning major investment and financial policies of the Company.
Contacting the Board of Directors
      Any shareholder who desires to contact any member of the Board of Directors may do so electronically by sending an e-mail to the following address: directors@joe.com. Alternatively, a shareholder may contact the members of the Board by writing to: Board of Directors, The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202. A shareholder may also contact the Board by telephone at 800-571-4840 or 904-301-4272. Communications received are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit Committee for review.
Directors’ Compensation
      In 2006, each non-employee director will receive an annual retainer of $50,000. No meeting fees will be paid. The Chairs of the Finance, Compensation and Governance and Nominating Committees will receive an additional annual retainer of $5,000, and the Chair of the Audit Committee will receive an additional annual retainer of $10,000. Each non-employee director will also be granted annually 1,500 shares of common stock. Non-employee directors may elect to receive their annual retainer in a combination of common stock and cash having an aggregate value equal to $62,500, or 1.25 times the cash-only retainer of $50,000. Directors electing this option as to their full annual retainer will receive $42,500 of common stock plus $20,000 cash. Committee chairs may also elect to receive their additional retainers in the form of stock at a value equal to 1.25 times the additional cash retainer.
      We reimburse directors for travel expenses related to attending Board and committee meetings. In certain circumstances, we will pay the costs for directors to fly on our corporate airplane to attend Board and committee meetings. We also invite director spouses to accompany directors to our May board meeting, for which we pay or reimburse travel expenses.
      We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he or she serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes.

      We also reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year. Participation in the Company’s health insurance program is available for directors at their expense.
Audit Committee Information

Audit Committee Report
      The role of the Audit Committee is to provide independent and objective oversight of the Company’s accounting functions and internal controls and to monitor the objectivity of the Company’s financial statements.
      In the performance of its oversight function, the committee has reviewed and discussed the audited financial statements with management and our independent auditors, KPMG LLP. The committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, issued by the American Institute of Certified Public Accountants. The committee has received the written disclosures and the letter from KPMG LLP required by Independent Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed the independence of KPMG LLP with the auditors.
      Finally, the committee also has received confirmation from management with respect to non-audit services provided by KPMG LLP to the Company and has considered whether the provision of non-audit services by the independent auditors to the Company is consistent with maintaining the auditor’s independence.
      All members of the Audit Committee are financially literate under applicable NYSE rules, and Walter L. Revell and Thomas A. Fanning are audit committee financial experts as defined by the rules of the SEC. As described in the Audit Committee Charter, the committee’s responsibility is one of oversight. Members of the committee rely on the information provided to them and on the representations made by management and the independent auditors.
      Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC.
                       Submitted by the Audit Committee:
                       Walter L. Revell, Chair
                       Thomas A. Fanning
                       Harry H. Frampton, III
                       Delores M. Kesler

Engagement of the Independent Auditor
      The Audit Committee is responsible for approving every engagement of KPMG LLP to perform audit or permitted non-audit services on behalf of the Company or any of its subsidiaries before KPMG LLP is engaged to provide those services, subject to the de minimis exceptions permitted by the rules of the SEC.

Independent Auditor Information
      In accordance with Audit Committee policy and legal requirements, all services to be provided by our independent auditors, including audit services, audit-related services, tax services and any other services, are required to be pre-approved by the Audit Committee prior to engagement. In most cases, pre-approval is provided by the full Audit Committee for a particular defined task or scope of work and is subject to a specific budget. For unexpected matters, the Chair of the Audit Committee has been delegated authority to pre-approve additional services, subject to certain dollar limitations, and the Audit Committee is then informed of each such service.
      The following table sets forth fees billed to the Company by KPMG LLP in or for the fiscal years 2005 and 2004. The aggregate fees included in the Audit Fees category are fees billed for the fiscal years, and the aggregate fees included in each of the other categories are fees billed in the fiscal years. All fees described in the table below were approved by the Audit Committee in accordance with the Company’s pre-approval policy.

	2005	2004

Audit Fees(1)	$881,000	$944,112
Audit-Related Fees(2)	14,250	108,411
Tax Fees(3)	186,750	204,410
All Other Fees	—	—

Total Fees	$1,082,000	$1,256,933

(1)	Audit fees include all fees and out-of-pocket expenses incurred for the annual audit and quarterly reviews of the Company’s consolidated financial statements and the audit of the Company’s internal controls over financial reporting, as well as services provided in connection with SEC filings.

(2)	Audit-related fees for 2005 are for the audit of Southeast Insurance Company. The fees for 2004 include assistance in documenting internal control procedures over financial reporting, as well as the Southeast Insurance Company audit.

(3)	Tax fees consist of fees for tax compliance and tax consultation services.
      KPMG LLP also serves as independent auditors for The St. Joe Community Foundation (the “Community Foundation”). The Community Foundation paid KPMG LLP audit fees in the amount of $8,000 during 2005 and $8,500 during 2004. The Community Foundation also paid KPMG LLP fees in the amount of $2,750 for tax services in 2005 and $3,000 in 2004.
      KPMG LLP also serves as independent auditors for certain joint ventures in which the Company is a partner. These joint ventures paid KPMG LLP audit fees in the amount of $48,000 in 2005 and $30,000 in 2004. Fees paid to KPMG LLP for tax services in 2005 and 2004 in connection with these entities are included in the table above under “Tax Fees.”
Certain Transactions
      On July 13, 2005, the Company sold 10 acres in Orlando, Florida, to The Nemours Foundation for the development of medical facilities. Mr. Durden and Mr. Lord are trustees of the Trust, the sole beneficiary of which is The Nemours Foundation. The listed price of the property was approximately $6.0 million. The Nemours Foundation purchased the property for the listed price. The transaction was approved by the Company’s board of directors, with Messrs. Durden and Lord abstaining.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s common stock to file reports with the SEC and the NYSE reporting ownership of and transactions in common stock and to furnish copies of the reports to the Company.
      Based solely on a review of the reports and related information furnished to the Company, the Company believes all filing requirements were complied with in a timely manner during 2005 except for the reporting on Form 5 of one late transaction for each of Mr. Greene and Mr. Regan. These transactions related to the surrender of shares (183 for Mr. Greene and 1,458 for Mr. Regan) for tax purposes in connection with the vesting of restricted stock.
Shareholder Proposals for the 2007 Annual Meeting
      You may submit proposals on matters appropriate for shareholder action. These proposals must be made in accordance with the rules of the SEC and our Bylaws. A proposal for the 2007 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company at the address shown on the first page of this proxy statement as follows:

1. Pursuant to the Company’s Bylaws, a shareholder proposal or a director nomination must be received no sooner than November 12, 2006 and no later than December 12, 2006, to be eligible to be presented from the floor for vote at the meeting (but not included in the Company’s 2007 proxy statement), or

2. Pursuant to the rules of the SEC, the proposal must be received by December 12, 2006, to be eligible for inclusion in the Company’s 2007 proxy statement.

V. Executive Compensation and Other Information
Executive Officers
      Peter S. Rummell, 60, joined us in January 1997 as Chairman and Chief Executive Officer. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company. His most recent position with Disney was as Chairman of Walt Disney Imagineering, the division responsible for Disney’s worldwide creative design, real estate and research and development activities. Mr. Rummell also served as President of Disney Development Company, the community development arm of Walt Disney, from 1992 to 1994 and as President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell is also serving until May 2006 as a director of Progress Energy Corp., a public utility company.
      Kevin M. Twomey, 59, joined us in January 1999 as President and Chief Financial Officer and was appointed Chief Operating Officer in February 2000. He was also Chief Financial Officer through March 14, 2005. In February 2006, the Company announced that Mr. Twomey will be retiring from the Company at the end of the year. He will relinquish his positions as President and Chief Operating Officer on May 16, 2006 and will then provide consulting services through the end of the year. Prior to joining us, Mr. Twomey was Vice Chairman of the Board of Directors and Chief Financial Officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America. Prior to joining Ahmanson in 1993, Mr. Twomey was Chief Financial Officer at First Gibraltar Bank, a company held by MacAndrews and Forbes Holdings of New York. Mr. Twomey also held management positions with MCorp and Bank of America. Mr. Twomey is a director of PartnerRe, Ltd., an international reinsurance group, and Intergraph Corporation, a provider of computer graphics software and services in the commercial and government sectors.
      Wm. Britton Greene, 51, has served as President of St. Joe Towns & Resorts since February 2004 and President of St. Joe Commercial since February 2006. He joined us in January 1998 as Vice President of West Florida residential and resort operations and was appointed President of West Florida in 2000. Prior to joining us, Mr. Greene was president of Markborough Florida, a real estate development firm, from 1992 to 1997. Mr. Greene also held management positions with a commercial mortgage company and an asset management services firm. Mr. Greene is a current member and past president of the Board of Trustees of The St. Joe Community Foundation.
      Anthony M. Corriggio, 37, joined us as Chief Financial Officer on March 14, 2005. From 1999 to 2005, Mr. Corriggio was an investment banker and acquisitions officer with Morgan Stanley Real Estate, serving as a vice president from 2003. Before attending graduate school from 1997 to 1999, he was a Captain in the US Air Force from 1992 to 1997, serving as a civil engineering officer. Prior to his military service he was a real estate analyst for the Prudential Property Company.
      Christine M. Marx, 54, joined us as General Counsel and Corporate Secretary in March 2003. Prior to joining us, Ms. Marx was a partner in the law firm of Duane Morris LLP concentrating in securities and corporate law. From 1985 to 2000 she was a partner in the law firm of Edwards & Angell LLP.
      Michael N. Regan, 58, joined us in July 1997 as Vice President and was appointed Senior Vice President, Finance and Planning in February 1999. Prior to joining us, Mr. Regan was Vice President and Controller for Harrah’s Entertainment, Inc. Mr. Regan

joined Harrah’s as a Senior Financial Analyst in Strategic Planning in 1980 and held several management positions in finance.
      J. Everitt Drew, 50, has served as President of St. Joe Land Company since February 2000. Mr. Drew joined us in 1999 when we acquired SouthGroup, a regional real estate brokerage, management, development and investment firm. Mr. Drew co-founded SouthGroup in 1984. Mr. Drew is also a director of Capital City Bank Group, a financial holding company.
      Christopher T. Corr, 42, has served as Senior Vice President — Strategic Planning since May 2004. He joined us in June 1998 as Vice President of Public Affairs. From 1992 to 1998, Mr. Corr was a senior manager with The Walt Disney Company. Mr. Corr served Disney Development Company and Walt Disney Imagineering in various positions, including as a developer of the town of Celebration, a 5,000 acre master planned community near Orlando. Mr. Corr has also served in a number of positions in state government, including as a member of the Florida House of Representatives from 1990 to 1992, the Florida Constitution Revision Commission from 1996 to 1998 and Governor Bush’s Growth Management Commission from 2000 to 2001. He presently serves on the Board of Directors of Enterprise Florida, Inc. and as a member of the Florida Century Commission.
Executive Compensation
      The following table sets forth the annual compensation for the past three years of our chief executive officer and our four other most highly compensated executive officers as of December 31, 2005 (the “named executive officers”).
Summary Compensation Table

					Long Term Compensation

					Awards		Payouts

		Annual Compensation				Securities
					Restricted	Underlying
Name and				Other Annual	Stock	Options/	LTIP	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	SARs (#)	Payouts	Compensation(3)

Peter S. Rummell	2005	$808,923	$976,000	$57,401	$0	0	$0	$43,837
Chairman and Chief	2004	785,363	1,715,000	126,390	0	0	0	70,981
Executive Officer	2003	761,796	1,089,000	94,958	10,121,568	0	0	50,402
Kevin M. Twomey	2005	610,136	675,000	142,965	0	0	0	31,212
President and COO(4)	2004	544,641	1,070,000	139,024	0	0	0	57,188
	2003	528,298	680,000	116,729	8,097,261	0	2,307,692	73,049
Wm. Britton Greene(5)	2005	390,385	270,000	7,800	584,579	0	0	7,231
President — St. Joe	2004	332,692	325,000	52,508	497,760	25,000	0	6,946
Towns & Resorts
Anthony M. Corriggio(4)	2005	230,769	205,000	34,635	826,270	40,000	0	931
Chief Financial Officer
Michael N. Regan	2005	260,503	190,000	14,150	395,058	0	0	12,816
Senior Vice	2004	252,791	155,000	14,600	216,297	0	0	12,303
President — Finance	2003	245,205	140,000	14,500	35,046	20,000	0	11,063
and Planning

(1)	Amounts disclosed in this column include personal benefits paid to the named executive officers, including those set forth in the table below. The Company provides Messrs. Rummell and Twomey with the use of a corporate airplane for personal purposes for up to 60 hours of flight time annually. These hours of flight time are obtained by the Company through its participation in a fractional aircraft ownership program. Messrs. Rummell and Twomey reimburse a portion of the costs associated with such personal use in accordance with the methodology set forth in the Treasury Regulations for federal income tax purposes. The amounts shown in the table below for airplane use represent the difference between the Company’s cost and the amounts reimbursed by Messrs. Rummell and Twomey.

			Financial	Airplane
Name	Year	Automobile	Planning	Use	Relocation

Peter S. Rummell	2005	$—	$—	$57,401	$—
	2004	—	20,000	106,390	—
	2003	—	—	94,958	—
Kevin M. Twomey	2005	14,400	9,864	118,701	—
	2004	14,400	10,000	114,624	—
	2003	14,400	10,000	78,326	—
Wm. Britton Greene	2005	7,800	—	—	—
	2004	7,800	—	—	44,708
Anthony M. Corriggio	2005	—	—	—	34,635
Michael N. Regan	2005	13,200	950	—	—
	2004	13,200	1,400	—	—
	2003	13,200	1,300	—	—

(2)	Amounts disclosed in this column consist of the value of restricted stock awards based on the closing price of our common stock on the date of grant.

In 2003, Mr. Regan received 1,100 restricted shares, vesting in three equal annual installments beginning on the first anniversary of the grant date. In March 2004, Mr. Regan received 850 restricted shares as part of his 2003 compensation. These shares vest in two equal installments on the second and third anniversaries of the grant date.

In August 2004, Mr. Greene and Mr. Regan received 8,000 and 3,500 restricted shares, respectively, vesting in two equal installments on the fourth and fifth anniversaries of the grant date. In March 2005, Mr. Greene and Mr. Regan received 1,600 and 680 restricted shares, respectively, as part of their 2004 compensation. These shares vest in two equal installments on the second and third anniversaries of the grant date.

In March 2005, Mr. Corriggio received 6,000 restricted shares as a hiring bonus. These shares vest in four equal annual installments commencing on the second anniversary of the date of grant. In September 2005, Mr. Greene and Mr. Corriggio received 7,000 and 4,600 restricted shares, respectively. These shares vest in two equal installments on the second and third anniversaries of the grant date. In September 2005, Mr. Regan received 1,540 restricted shares that vest on the first anniversary of the grant date. In March 2006, Mr. Greene, Mr. Corriggio and Mr. Regan received 2,203, 1,610 and 5,000 shares, respectively, as part of their 2005 compensation. These shares vest in two equal installments on the second and third anniversaries of the grant date.

Vesting on all shares of restricted stock may accelerate in the event of death, disability or certain circumstances involving a change in control. All restricted shares have the same dividend and voting rights as other shares of common stock. For a description of the restricted shares awarded to Messrs. Rummell and Twomey in 2003, see “Employment Contracts and Change in Control Agreements” on page 28 of this proxy statement.

The total number and value of shares of restricted stock held by each of the named executive officers at December 31, 2005 are as follows, based on the closing price of our common stock on December 30, 2005 ($67.22):

	Restricted Shares	Aggregate Value

Peter S. Rummell	303,951	$20,431,586
Kevin M. Twomey	243,161	16,345,282
Wm. Britton Greene	30,100	2,023,322
Anthony M. Corriggio	10,600	712,532
Michael N. Regan	14,937	1,004,065

(3)	Amounts disclosed in this column represent our employer match contributions to the 401(K) plan and the deferred capital accumulation plan (“DCAP”), above-market interest credited to participant accounts in the DCAP and term life insurance premiums, as itemized below for 2005:

				Term
			Above-Market	Life
	401(k)	DCAP	Interest on	Insurance
Name	(Match Only)	(Match Only)	DCAP	Premiums

Peter S. Rummell	$6,300	$34,709	$903	$1,925
Kevin M. Twomey	6,300	22,052	1,405	1,455
Wm. Britton Greene	6,300	0	0	931
Anthony M. Corriggio	0	312	85	535
Michael N. Regan	6,300	3,458	2,439	620

(4)	Mr. Corriggio joined the Company as CFO on March 14, 2005. Mr. Twomey was CFO, in addition to his other duties, until that time.

(5)	Mr. Greene was named President of St. Joe Towns & Resorts on February 24, 2004. He was named an executive officer of the Company on February 15, 2005.

Stock Options
      The following table contains information about stock options granted in 2005 to the named executive officers.
Option Grants in 2005

	Individual Grants

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or			Grant Date
	Options	Employees in	Base Price		Expiration	Present
Name	Granted	Fiscal Year	($/Sh)		Date	Value

Peter S. Rummell	0	—	—		—	—
Kevin M. Twomey	0	—	—		—	—
Wm. Britton Greene	0	—	—		—	—
Anthony M. Corriggio	40,000	100%	$72.09	(1)	3/14/2015	$928,400	(2)
Michael N. Regan	0	—	—		—	—

(1)	The exercise price is equal to the closing price of our common stock on the date of the grant. The options become exercisable in three equal annual installments commencing on the third anniversary of the grant date. If, however, Mr. Corriggio dies or becomes disabled or a change in control occurs, his outstanding options become immediately exercisable in full. If he is terminated for cause, the Compensation Committee may revoke all or any part of the options granted, regardless of vesting.

(2)	The estimated present value at grant date of each option granted during 2005 has been calculated to be $23.21 using the Black-Scholes option pricing model. The valuation is based upon the following assumptions:

•	estimated time until exercise of 7 years;

•	a risk-free interest rate of 4.32%;

•	a volatility rate of 23%; and

•	a dividend yield of 0.78%.
      The approach used in developing the assumptions upon which the Black-Scholes valuation was calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

      The following table contains information concerning stock options exercised by the named executive officers in 2005.
Aggregated Option Exercises in 2005 and
Option Values as of December 31, 2005

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options as of		In-the-Money Options as of
	Shares		December 31, 2005		December 31, 2005(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter S. Rummell	0	$0	187,500	62,500	$7,166,250	$2,388,750
Kevin M. Twomey	97,351	4,416,497	37,500	82,500	1,433,250	3,185,100
Wm. Britton Greene	29,744	1,376,690	20,378	37,878	707,359	1,210,459
Anthony M. Corriggio	0	0	0	40,000	0	0
Michael N. Regan	8,000	470,070	24,289	15,000	891,826	536,800

(1)	The “value realized” is the difference between the total purchase price of the shares of common stock underlying the options exercised and the market value on the date of exercise of the shares acquired.

(2)	An option is “in-the-money” if the exercise price is below the market price of the shares of our common stock covered by the option on December 31, 2005. The value of “in-the-money” options held as of December 31, 2005, is the difference between the aggregate purchase price of all options held and the market value of the shares covered by the options as of December 30, 2005 ($67.22 per share).
Equity Compensation Plan Information
      Our shareholders have approved all of our equity compensation plans. These plans are designed to further align our directors’ and management’s interests with the Company’s long-term performance and the long-term interests of our shareholders. For additional information regarding our stock incentive plans, see “Stock Incentive Plans” below on page 34.
      The following table summarizes the number of shares of our common stock that may be issued under our equity compensation plans as of December 31, 2005:

Number of Securities
	Number of Securities		Remaining Available for Future
	to be Issued Upon	Weighted-Average	Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in the First Column)

Equity compensation plans approved by security holders	1,051,451	$30.64	1,477,677
Equity compensation plans not approved by security holders	—	—	—

Total	1,051,451	$30.64	1,477,677

Retirement Benefits
      We maintain a pension plan, a 401(k) plan and an employee stock purchase plan covering substantially all of our employees. These plans do not discriminate in favor of executive officers in the nature or level of benefits provided to participants. In addition, we maintain a supplemental executive retirement plan (“SERP”) and a deferred capital accumulation plan (“DCAP”). The administrator of these plans has the discretion to adopt amendments so long as the aggregate incremental cost of each amendment does not exceed $1,000,000.

Pension Plan and SERP
      Pension Plan. Our pension plan is intended primarily to provide retirement benefits for our employees. The pension plan is a fully-funded cash balance plan covering all of our employees who have attained age 21 and completed one year of service during which they have completed at least 1,000 hours of service. Each year, all active participants’ accounts are credited with a percentage (8%-12%) of the participant’s compensation, based on the participant’s age at the beginning of the year. In addition, all participants’ accounts are credited with interest based upon the 30-year US treasury bond rate (4.9% for 2005). Furthermore, the accounts of participants with five years of service as of February 1, 1999, will be credited with annual transition contributions until January 31, 2009 ranging from 16%-26% of the participant’s compensation.
      A participant vests in his or her pension plan account upon the completion of 5 years of service or upon reaching the plan’s normal retirement age (either age 65 or the age of the participant upon his or her fifth anniversary of employment, whichever is later). Vested pension benefits are payable at or after termination of employment and are not reduced by social security or other benefits received by the participant. Pension benefits fully vest upon a participant’s death. Pension benefits may be paid in a lump sum or in installments.
      Consistent with prior years, in 2005 the Compensation Committee approved amendments to the pension plan adding special credits for qualified executives. These special credits required the executives to waive an equivalent amount of his or her vested SERP benefits. The special credits are also conditioned upon the pension plan’s receipt of approval by the Internal Revenue Service (“IRS”), for which we have applied. The amounts credited in 2005 to the named executive officers’ pension accounts (and waived under the SERP) were: Wm. Britton Greene, $32,287 and Michael N. Regan, $55,773. Mr. Rummell and Mr. Twomey did not receive any special credits in their pension plan accounts in 2005. Mr. Corriggio was not eligible to participate in the Company’s pension plan in 2005.
      SERP. The SERP is designed to supplement the pension plan by providing designated executives with benefits which have been lost due to IRS restrictions on the amount of compensation which can be taken into account under a qualified pension plan ($210,000 for 2005). The percentage of compensation credited to the SERP is the same as the pension plan, except that a higher percentage (14%-18.25%) is paid to Tier 1 participants over age 45. SERP accounts earn the same interest as pension accounts. A participant vests in his or her SERP account at the rate of 10% per year of service, with full vesting upon death, disability, or attainment of age 62 while still employed by the Company. The chief executive officer and a designated group of persons directly reporting to the chief executive officer or President (generally, Tier 1 participants) are entitled to full vesting at age 55 if they were in the SERP prior to 2000. For all other participants joining the SERP prior to 2000, their SERP account fully vests upon attainment of age 55 and completion of 5 years of service.

      All of the named executive officers except Mr. Greene and Mr. Corriggio are Tier 1 participants who joined the SERP prior to 2000 and, of those who joined prior to 2000, all have attained age 55 which means they are fully vested in their SERP accounts. Mr. Greene and Mr. Corriggio are entitled to full vesting after completion of ten years of service or at age 62, regardless of years of service. At March 31, 2006, Mr. Greene and Mr. Corriggio were 51% and 10%, respectively, vested in their SERP accounts.
      The following table shows (1) the aggregate vested balance of each named executive officer’s pension plan and SERP accounts as of December 31, 2005, and (2) the projected balances that would be payable under the pension plan and SERP for the named executive officers at age 65.
Pension Plan and SERP Benefits

	Vested Benefits as of	Projected Benefits
	December 31, 2005	at Age 65(1)

Peter S. Rummell	$2,873,315	$5,254,103
Kevin M. Twomey	2,068,142	2,239,191
Wm. Britton Greene	390,153	3,003,013
Anthony M. Corriggio	-0-	4,086,385
Michael N. Regan	160,429	1,897,173

(1)	Each projected cash balance starts with the respective officer’s January 1, 2005, cash balance and grows through base credits and interest credits, credited as of the last day of each plan year. Mr. Twomey’s benefit is projected as of his retirement date, December 28, 2006. The projected benefits also assume that:

•	total earnings will remain constant (excluding long-term incentive payments)

•	interest credited on the account balance will be 5% per year, except the actual interest crediting rate for 2006 of 4.47% was used for Mr. Twomey

•	base credits will be calculated at 14% of eligible compensation for officers age 45-54 years and 18.25% of eligible compensation for officers age 55 years and above.

401(k) Plan and DCAP
      401(k) Plan. We offer a 401(k) plan to all of our employees (except temporary, seasonal and on-call employees) who are at least age 21 and reach the first of the month following 90 days of employment. Participants may elect to defer any whole percentage of their eligible compensation up to 50% and have the Company contribute it to the 401(k) plan. We match 50% of the first 6% of each participant’s deferrals with cash contributions which are invested according to the participants’ investment elections. Participants’ accounts are increased or decreased by the earnings or losses of their individually-directed investments. Investments offered under the plan cover a wide range of risk levels and include company stock and individual brokerage accounts. Investments in Company stock are neither required nor encouraged. The 401(k) plan allows participants to borrow or take hardship distributions from their accounts. 401(k) benefits are payable at death, termination of employment, disability, retirement or after attainment of age 59 1/2 . In 2005, we contributed employer matches on behalf of the named executive officers as set forth in footnote 3 in the Summary Compensation Table.
      DCAP. The DCAP is designed to supplement the 401(k) plan by allowing designated executives the ability to defer eligible compensation that they could not defer to the 401(k) plan because of IRS restrictions on the amount of compensation which can be taken into account under a qualified 401(k) plan ($210,000 for 2005). The DCAP limits employee deferrals to up to 75% of bonuses and up to 50% of eligible compensation other than bonuses. We then match 25% of the first 6% of each participant’s deferrals which were made from eligible compensation in excess of the IRS annual compensation limit. Participants’ accounts are credited with interest at the rate approved each year by the Compensation Committee (7% for 2005). DCAP benefits may be paid at termination of employment, death, change in control, or while still employed if the participant pays an 8.6% penalty. In 2005, we contributed employer matches on behalf of the named executive officers as set forth in footnote 3 in the Summary Compensation Table.
Employee Stock Purchase Plan
      We offer an employee stock purchase plan (“JOEshare”) to employees, other than temporary, seasonal and on-call employees, who reach the first of the month following 90 days of employment. JOEshare gives each of our eligible employees the opportunity to acquire an ownership interest in the Company. Through JOEshare, employees may purchase any dollar amount up to $25,000 per year of our common stock for 85% of the fair market value at the time of the purchase. Participants generally may not transfer or pledge shares of our common stock for six months after the purchase, except upon death or termination of employment.
Employment Contracts and Change in Control Agreements
      Employment Agreement of Peter S. Rummell. In 2003, we entered into an employment agreement with Mr. Rummell that expires on August 18, 2008. The agreement provides for a base salary of at least $766,782, subject to increase in accordance with our merit planning process. Mr. Rummell’s current base salary is $837,884. The agreement also provides that Mr. Rummell is eligible for performance-based bonuses under our annual incentive plan, with a target award equal to 100% of his base salary.
      Under the terms of the agreement Mr. Rummell is not currently expected to receive stock option or additional restricted stock awards during the term of the agreement. Instead, in 2003 Mr. Rummell was awarded 303,951 shares of restricted stock that will vest in three equal installments on August 19, 2006, 2007 and 2008. The restricted stock will vest immediately in the event of death or disability or an unfriendly change of control. The restricted stock will vest on the first anniversary of a friendly change of control. A “friendly change in control” is defined as a change in control that has been approved by a majority of the Board of Directors who were in office 24 months prior to the date of the change in control (“original directors”) or were elected or nominated to the Board by a majority of the original directors in office at the time of such election or nomination and directors whose election or nomination was previously so approved. An “unfriendly change in control” is a change in control that has not been so approved.
      Mr. Rummell agreed not to sell or transfer any of the restricted stock granted pursuant to his employment agreement, except for the number of shares necessary to pay taxes arising upon the lapse of restrictions on the restricted stock, until the earlier of the termination of his employment by the Company, an unfriendly change of control, one year after a friendly change of control or August 18, 2008.
      The agreement further provides for severance benefits if Mr. Rummell resigns for good reason, resigns for any reason during the six months following the first anniversary of a change in control, or is terminated by us for any reason other than cause, disability or death. The severance benefits include:

•	a lump sum payment equal to three times annual base salary plus bonus (which cannot be less than annual base salary);

•	a lump sum payment of supplemental pension benefits;

•	a lump sum payment of a prorated bonus for the year employment terminates;

•	continued participation in our group insurance plans, at our expense, for three years following the change in control (such benefits terminate upon death); and

•	gross-up payments, if applicable, in the amount necessary to satisfy any excise tax incurred under Section 4999 of the Internal Revenue Code, subject to specified limitations.
      In addition, all stock options previously granted to him will become fully vested and all restrictions on his restricted stock will lapse on the date of termination or, in the case of a friendly change in control, on the first anniversary of such change in control, if they have not vested sooner.
      “Change in control” is defined in the agreement as the occurrence of any of the following events:

•	consummation of a merger, share exchange, consolidation or corporate reorganization (“business combination”) unless all or substantially all of the owners of the Company’s outstanding voting stock immediately prior to the business combination own, in substantially the same proportions as their ownership of the Company’s common stock, 50% or more of the surviving entity’s voting stock outstanding immediately after the business combination;

•	the sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets;

•	a change in the composition of the Board of Directors so that fewer than two-thirds of the incumbent directors are original directors or were elected or nominated to the Board by a majority of the original directors in office at the time of such election or nomination and directors whose election or nomination was previously so approved;

•	the liquidation or dissolution of the Company; or

•	any transaction resulting in any person or group (other than a fiduciary holding securities under any of the Company’s employee benefit plans; a corporation owned by the Company’s shareholders in substantially the same proportions as their ownership of the Company’s common stock; the Trust; and the Foundation) acquiring beneficial ownership of 25% or more of the total voting power of the Company’s then outstanding voting securities.

      The agreement provides that Mr. Rummell will work with the Board to develop and facilitate the implementation of a Board-approved succession plan. In connection with this plan, the Board may reassign or eliminate the titles and/or duties currently assigned to Mr. Rummell without triggering the severance provisions described above.
      The agreement contains a two-year non-compete and non-solicitation provision.
      Retirement of Kevin M. Twomey and Payments under his Employment Agreement. On February 14, 2006, the Board of Directors approved a management succession plan for the Company in which Kevin M. Twomey, President and Chief Operating Officer, will retire on December 28, 2006. Mr. Twomey will remain as President and Chief Operating Officer until May 16, 2006 and then will provide consulting services to the Company until his retirement date.
      In 2003, we entered into an employment agreement with Mr. Twomey on substantially the same terms as those described above for Mr. Rummell. Pursuant to the terms of this employment agreement, Mr. Twomey will continue to receive the following benefits through August 18, 2008: (1) base salary of $625,000; (2) annual bonus payments of $562,500 (which bonus payment would be pro-rated for 2008); and (3) a car allowance of $1,200 per month. Until December 28, 2006, Mr. Twomey will continue to receive his current salary, bonus, car allowance and certain other benefits provided under the Company’s benefit plans, including participation in the Company’s SERP, health and disability insurance, life insurance and an allowance for financial planning services. His total cash compensation and benefits for 2006 will be approximately $1,440,650. The total cash compensation and benefits payable to Mr. Twomey pursuant to his Employment Agreement for the period after his retirement date is summarized as follows:

Cash Benefits(1)	2007	2008(2)	Total

Salary	$625,000	$400,000	$1,025,000
Bonus	562,500	356,250	918,750
Car Allowance	14,400	9,600	24,000

Total			$1,967,750

(1)	Cash benefits will be payable in accordance with the Company’s normal payroll practices.

(2)	Amounts shown have been pro-rated through August 18, 2008.
      Any of Mr. Twomey’s unvested shares of restricted Company common stock and unvested stock options will vest as of his retirement date. As of December 28, 2006, Mr. Twomey will have 162,106 unvested shares of restricted stock. Another 81,054 shares of restricted stock and 37,500 stock options are scheduled to vest on August 19, 2006. As a result, the approximate pre-tax economic benefit to Mr. Twomey in connection with the accelerated vesting of his 162,106 shares of restricted stock would be $10,186,741, assuming for purposes of illustration a per share price of $62.84 (which was the closing price of the Company’s common stock on the NYSE on March 31, 2006). The actual amount will be based on the closing price of the Company’s common stock on December 28, 2006.
      Employment Agreement of Michael N. Regan. We also have a current written employment agreement with Mr. Regan that provides that he is an “at will” employee and will receive a base salary plus car allowance and is eligible to receive a performance-based annual incentive bonus under our annual incentive plan in an amount up to 50% of his base salary, and options to purchase shares of our common stock under our stock incentive plans. The employment agreement provides that the amount of base salary and the bonus range may be increased but not decreased during his period of employment with us. The employment agreement further provides that, in the event of termination of employment for any reason other than for cause or disability, he will receive a severance payment in a lump sum amount equal to 100% of his base salary, plus 50% of the amount of any bonus awarded to him in the year prior to the termination.
      Severance Agreements. We have also entered into severance agreements with Messrs. Greene, Corriggio and Regan. The severance agreements with Messrs. Greene and Corriggio provide that severance is payable if the executive resigns for good reason or is terminated by us for any reason other than cause, death or disability. If such termination occurs within the first twenty-four months after a change of control, then severance benefits payable to the executive include a lump sum equal to two times annual base salary plus two times annual target bonus. If such termination does not occur within the first twenty-four months after a change of control, then severance benefits payable under these agreements include a lump sum payment equal to one times annual base salary plus one times annual target bonus. The severance agreements with Messrs. Greene and Corriggio define a change of control in the same manner defined above, except that they do not include a change in the composition of the board.
      Additional severance benefits provided under the severance agreements for Messrs. Greene and Corriggio include continued participation in the Company’s group medical and dental insurance plans for three years following termination for Mr. Greene and one year following termination for Mr. Corriggio, as well as senior executive level outplacement services at the Company’s expense. The severance agreement with Mr. Corriggio also contains a two-year non-solicitation provision.
      The severance agreement with Mr. Regan provides that severance is payable if he resigns for any reason during the last six months of the first year following the date of a change in control (as defined above), resigns for good reason within the first 36 months following a change in control, or is terminated by us for any reason within 36 months following the date of a change in control.
      Severance benefits payable to Mr. Regan under this agreement include:

•	a lump sum payment equal to three times annual base salary plus three times bonus;

•	a lump sum payment of supplemental pension benefits;

•	a lump sum payment of a prorated bonus for the year employment terminates;

•	continued participation in our group insurance plans, at our expense, for three years following the change in control (such benefits terminate upon death);

•	senior executive level outplacement services;

•	financial planning benefits; and

•	gross-up payments, if applicable, in the amount necessary to satisfy any excise tax incurred by the named executive officer under Section 4999 of the Internal Revenue Code, subject to some limitations.

      Mr. Regan’s severance agreement provides that all stock options previously granted fully vest upon a change in control and, if his employment is thereafter terminated, all of his stock options shall remain exercisable for at least one year (unless they sooner expire).
      The severance agreement with Mr. Regan supersedes his employment agreement to the extent that severance pay and benefits provided under the severance agreement are greater, and may supersede the agreement entered into under our stock incentive plans prior to 2004 to the extent that the applicable severance agreement provides for earlier exercise or a longer post-termination exercise period.
Compensation Committee Report
      The Compensation Committee reviews and approves the compensation policies and programs for the Company’s executive officers, including the officers named in the Summary Compensation Table. To assist us in performing our duties, the Committee has retained, at the Company’s expense, a compensation consultant.

Compensation Philosophy
      The main tenets of the Company’s compensation philosophy are to provide:

•	base salaries at or above the median of comparable companies that generate value from the management of substantial assets;

•	a competitive annual incentive based on corporate and individual performance; and

•	stock incentives to align the interests of the executive officers and shareholders.
      In addition, discretionary bonuses are sometimes awarded upon the completion of significant corporate events and restricted shares and stock options are sometimes awarded as a retention tool.
      The Company also provides a variety of perquisites to certain of its executive officers, which perquisites may include an annual amount for a leased automobile, an annual amount for financial and tax planning expenses, and up to 60 hours of personal flight time on a corporate airplane for Mr. Rummell and Mr. Twomey. See footnote 1 to the Summary Compensation Table on page 21 for a description of the perquisites provided to our named executive officers. Executive officers also have the opportunity to participate in the Company’s pension plan, stock purchase plan, SERP, 401(k) Plan and DCAP, the terms of which are described elsewhere in this Proxy Statement. We believe these perquisites are an important component of compensation and are necessary to attract and retain top management talent.
      Under the Company’s Corporate Governance Policies, the repricing of options is prohibited. In addition, in February 2005 the Committee adopted a policy prohibiting the issuance of indexed stock options or stock appreciation rights that are not settled in publicly traded stock or that provide a discount or any special feature.

Review of Compensation
      The Committee has reviewed the compensation of the officers named in the Summary Compensation Table, including salary, bonus, equity and long-term incentive compensation, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation program, and the actual projected payout obligations under the Company’s SERP. Based on this review, the Committee determined that the officers’ total compensation in the aggregate was reasonable.
      Base Salaries. Base salaries are reviewed annually. Consideration of salary adjustments, if any, is based on competitive market data of a relevant peer group of companies and individual performance. The Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Committee reviews the performance of the CEO and establishes any merit increases to his base salary. The Committee’s actions with respect to salary are subject to the terms of the employment agreements of Messrs. Rummell, Twomey and Regan, which establish minimum base salaries for each of those officers.
      2005 Annual Incentive Plan. The Company’s Annual Incentive Plan (the “Plan”) is designed to reward achievement of corporate and individual performance goals. Under the Plan, each participant is given each year a designated target award calculated as a percentage of the participant’s base salary. At the end of the year, the target award is used to calculate a projected award based on the achievement of Company performance goals (weighted at 75%) and individual objectives (weighted at 25%). These components of the projected award are then subject to increase or decrease according to a performance scale. For each percentage variation from the performance objective, the amount of the projected award is increased or decreased, as applicable, at twice the rate. Accordingly, goals that are only 50% achieved result in a 0% projected award, and goals that are exceeded by 50% or more result in a 200% projected award. After the calculation of the projected award based on the Company performance goals and the individual objectives, an individual performance multiplier ranging from 50% to 150% of the projected award is then applied to determine the actual award under the Plan.
      At the beginning of 2005, the Committee established bonus targets for the named executive officers ranging from 50% to 100% of base salary. At that time, the Committee also established corporate performance targets (including divisional targets as to divisional employees) based on earnings per share (divisional earnings before taxes and/or interest as to divisional employees). The corporate performance exceeded those targets for 2005, and cash bonuses were paid to eligible employees in March 2006. The Company’s actual performance for 2005 was approximately 10% over target and 44% above corporate performance in 2004. The 2005 target had been set at 31.3% above our 2004 earnings per share before conservation land sales. In addition to the quantitative criteria, individual employee performance during the year is assessed based on criteria such as performance history, his or her potential for future responsibility and promotion and the individual’s contribution to the Company’s success. The relative weight given to each of the qualitative factors varies among individuals. Using these quantitative and qualitative criteria, the Committee evaluated the performance of all executive officers to determine the amount of annual incentives payable in 2005. Payments to executive officers under the 2005 annual incentive compensation plan, including cash and the value of shares of restricted stock, ranged from approximately 83% to 176% of base salary.
      A portion of the amount of annual incentive payable to some recipients consisted of an award of restricted shares. This is intended to serve as a retention tool and to further align the interests of management and shareholders. For 2005, 28,051 restricted shares were granted to 77 members of management, including three of the named executive officers set forth in the Summary Compensation Table.

      Stock Incentive Plans. The Company maintains several substantially identical stock incentive plans that are administered by the Committee. Each of these plans has been approved by the shareholders. The stock incentive plans provide for awards of restricted shares, options (incentive or nonstatutory) and stock appreciation rights. The Committee, based on the recommendations of management, approves the employees who receive awards, the size of any award, and any vesting and other conditions. Both employees and non-employee directors are eligible to participate in the stock incentive plans, although only employees may receive incentive stock option grants.
      Both restricted shares and stock options are valued as of closing on the day of the grant. The exercise price of options may be paid in any lawful form permitted by the Committee, including the surrender of shares of Common Stock or restricted shares already owned by the optionee.
      The restrictions on the restricted shares awarded under the 2005 annual incentive compensation plan lapse on 50% of the stock on the second and third anniversaries of the grant. All restrictions lapse upon death, disability or if the Company is a party to a merger or similar transaction resulting in at least a 50% change in the Company’s stock ownership and the recipient for the 360 days following the transaction either remains employed or employment is terminated without cause. The Committee may revoke restricted shares if the recipient’s employment is terminated for cause.
      We have adapted our equity-based compensation practices over time to respond to changes in our business structure and strategy, our life cycle stage, the corporate governance environment, and the retention of key executive talent. This has caused us to emphasize the use of restricted stock more than stock options in recent years, allowing us to more efficiently manage shareholder dilution while enhancing the retention value of the equity awards we make. We are currently examining alternatives for delivering equity-based compensation that will more closely tie the value of such awards to the Company’s achievement of financial performance goals that are aligned with shareholder value creation.
      The Summary Compensation Table on page 21 of this proxy statement sets forth the grants of stock options and restricted shares to the named executive officers for 2005.
      The total number of restricted shares and shares underlying options available for grant under the stock incentive plans is approximately 1.48 million, subject to antidilution adjustments. If any restricted shares or options are forfeited, or if options terminate for any other reason prior to exercise, they again become available for awards. No single individual may receive options covering more than 500,000 shares in any calendar year (750,000 in the first year of employment), subject to antidilution adjustments.

CEO Compensation
      The Committee determined the 2005 compensation of Mr. Rummell, the Company’s Chairman and CEO, based on the compensation philosophy described above. In August 2003 the Committee recommended and the Board approved a five-year employment agreement with Mr. Rummell. The terms of this agreement are described under “Employment Contracts and Change in Control Agreements” on page 28 of this proxy statement. These terms were recommended by an independent consultant hired by the Committee that conducted a competitive review of compensation levels of similar-sized successful organizations and an analysis of alternative long-term incentive approaches.

      Early in 2005 senior management’s performance objectives were established. These objectives related to business and financial plans, management development and planning, and development of products and plans for future years. Mr. Rummell regularly reviewed the progress on these objectives with the Committee during the year. Based on the Committee’s assessment of his performance of these objectives, the Committee increased Mr. Rummell’s base salary 3% to $837,884, which was in line with the Company’s budgeted merit increase for all employees. Based on the Committee’s assessment of Mr. Rummell’s performance as measured against the quantitative goals under the 2005 annual incentive plan, as well as Mr. Rummell’s individual performance based on the Committee’s assessment of his performance in meeting the 2005 performance objectives, the Committee recommended and the Board approved the payment of an annual incentive to Mr. Rummell under the 2005 annual incentive compensation plan of $976,000 for the year ended December 31, 2005.
      Under the terms of his employment agreement, Mr. Rummell is not expected to be awarded additional restricted stock or stock options during the remaining term of the agreement.

Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the CEO and the four most highly compensated executive officers. Certain performance based compensation is specifically exempt from the deduction limit.
      The Committee intends to award cash compensation under the Company’s annual incentive plan and grant stock incentives under the Company’s stock incentive plans to the CEO and executive officers who may be subject to Section 162(m) based upon the attainment of pre-established objective performance goals.
      The Committee may award compensation that may not qualify for exemption from the deduction limit under Section 162(m) when the Committee, in its discretion, determines such awards are necessary for competitive business purposes, such as retaining and attracting employees, or to recognize performance that is not susceptible to quantitative goal-setting at the beginning of the fiscal year.

Compensation Committee Interlocks and Insider Participation
      The Committee consists of independent members of the Board of Directors. No member of the Committee, including John Lord who served on the Committee during 2005, is or was during 2005 an executive officer of another company on whose board or its comparable committee one of the Company’s executive officers serves. See “Certain Transactions” on page 18 of this proxy statement for further information on members of the Committee and their relationships with the Company.

Submitted by the Compensation Committee:
Michael L. Ainslie, Chair
Hugh M. Durden
Delores M. Kesler
Walter L. Revell

Performance Graph
      The following performance graph compares the Company’s cumulative shareholder returns for the period December 31, 2000, through December 31, 2005, assuming $100 was invested on December 31, 2000, in the Company’s common stock, in the Russell 1000 Index and in the Wilshire Real Estate Securities Index. The total return assumes dividends are reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

The St. Joe Company	$100	$127	$137	$172	$300	$317
Russell 1000 Index	100	88	69	89	99	106
Wilshire Real Estate	100	103	100	129	165	180

Sources:	Bloomberg L.P.
The St. Joe Company

BY ORDER OF THE BOARD OF DIRECTORS,

Christine M. Marx
Corporate Secretary
April 11, 2006

APPENDIX A
THE ST. JOE COMPANY
ANNUAL INCENTIVE PLAN

1.	PURPOSES
      The St. Joe Company Annual Incentive Plan is a component of the Company’s overall strategy to pay its employees for performance. The purposes of this Plan are to: (A) motivate senior executives and other employees by tying their compensation to performance; (B) reward exceptional performance that supports overall Company objectives; and (C) attract and retain top performing employees.

2.	DEFINITIONS
      “Award” means an award under this Plan of a conditional opportunity to receive a payment of cash, restricted stock or a combination of cash and restricted stock, if the applicable performance target(s) is (are) satisfied in the applicable performance period.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Committee” means the Compensation Committee of the Company’s Board of Directors, or such other committee designated by the Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall be comprised solely of directors who are outside directors under Code Section 162(m).
      “Company” means The St. Joe Company and any corporation or other business entity of which the Company (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.
      “Participant” means any employee to whom an Award is granted under the Plan.
      “Plan” means this Plan, which shall be known as The St. Joe Company Annual Incentive Plan.

3.	ADMINISTRATION
      A. The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i) determine all questions of policy and interpretation pertaining to the Plan;

(ii) adopt such rules, regulations, agreements and instruments as it deems necessary for the proper administration of the Plan;

(iii) select employees to receive Awards;

(iv) determine the terms of Awards;

(v) determine amounts subject to Awards (within the limits prescribed in the Plan);

(vi) determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of the Company;

(vii) grant waivers of Plan or Award conditions (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(viii) accelerate the payment of Awards (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(ix) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice; and

(x) take any and all other actions it deems necessary or advisable for the proper administration of the Plan.
      B. The Committee may delegate its authority to grant and administer Awards to a separate committee; however, only the Committee may grant and administer Awards which are intended to qualify as performance-based compensation under Code Section 162(m).

4.	ELIGIBILITY
      Any executive officer of the Company as determined by the Committee and any other employee designated by the Chief Executive Officer or the Committee may become Participants in the Plan.

5.	PERFORMANCE GOALS
      A. The Committee shall establish in writing one or more performance goals applicable to a particular fiscal year in advance of the deadlines applicable under Code Section 162(m) and while the outcome of the performance goal remains substantially uncertain within the meaning of Code Section 162(m).
      B. Each performance goal applicable to a fiscal year shall be based upon one or more of the following business criteria, either individually or in any combination: (1) net income, (2) stockholder return, (3) earnings per share, (4) revenue, (5) revenue growth, (6) operating income, (7) market share, (8) return on net assets, (9) return on equity, (10) return on investment, (11) cash flow, (12) share price performance, (13) net earnings before interest and taxes, less any minority interests, (14) earnings before taxes less any minority interests, and (15) the number of land-use entitlements held by the Company. The business criteria selected may be applied to either the Company as a whole or to a business unit or subsidiary, either individually or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison index, in each case as specified by the Committee in the Award.
      C. The Committee shall determine the target level of performance that must be achieved with respect to each business criterion that is identified in a performance goal in order for a performance goal to be treated as attained.
      D. The Committee may base performance goals on one or more of the foregoing business criteria. In the event performance goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another at the time the performance goal is established.

      E. To preserve the intended incentives and benefits of an Award based on one or more of the business criteria described above, the Committee shall apply the objective formula or standard with respect to the applicable performance goal in a manner that shall eliminate, in whole or in part, in such manner as is specified by the Committee, the effects of any of the following: asset write-downs or dispositions; acquisition-related charges; litigation, claim judgments, settlements or tax settlements; the effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the annual report on Form 10-K for the applicable year.
      F. In its sole discretion, the Committee may reduce, but may not increase, an Award calculated using performance goals based on objective business criteria and intending to be performance-based compensation for purposes of Code Section 162(m). In determining the amount of any reduced Award, the Committee reserves the right to apply subjective, discretionary criteria to determine a revised Award amount. The reduction in, or elimination of, any Award for a Participant by the Committee may not, directly or indirectly, increase the amount of any Award to any other Participant.
      G. For Participants who will not be receiving Awards subject to Code Section 162(m), the Committee may provide for the establishment of other criteria in addition to performance goals for the calculation of Awards, including, but not limited to, strategic goals, individual employee objectives and discretionary employee performance multipliers. Such subjective, discretionary criteria, however, shall not be used for purposes of determining performance-based compensation for purposes of Code Section 162(m), except to the extent that such criteria would have the effect of reducing an Award that was otherwise calculated in accordance with Code Section 162(m).

6.	AWARDS
      A. Awards may be made on the basis of Company and/or business unit performance goals and formulas, as well as strategic goals and individual employee objectives, or any combination of the foregoing, all as determined by the Committee. Awards shall be determined by the application of one or more multipliers to an individual target Award expressed in dollars or as a percentage of a Participant’s base salary. The multiplier(s) shall be determined, in whole or in part, by reference to the applicable performance goals or other objectives. Awards may be greater than or less than 100% of the target Award. During any Company fiscal year, however, no single Participant shall receive an Award of more than $3,000,000.
      B. The Committee, in its discretion, may elect to make payment of all or part of any Award in restricted shares of the Company’s common stock. In such event, any restricted shares issued shall be pursuant to an award under one or more of the Company’s incentive stock plans.
      C. The Committee, in its discretion, may reduce or eliminate a Participant’s Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.
      D. The payment of an Award requires that the Participant be an active employee and on the Company’s payroll on the last day of the fiscal year to which such Award relates in order to receive any portion of the Award. The Committee may make exceptions to this requirement in the case of retirement, death, disability, a corporate change in control, or in such other circumstances as determined by the Committee in its sole discretion.
      E. No executive officer shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the applicable performance goals and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.
      F. The Company shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

7.	GENERAL
      A. The Plan shall become effective as of February 13, 2006, subject to shareholder approval of the Plan to the extent required by Code Section 162(m).
      B. Any rights of a Participant under the Plan are personal to the Participant and shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.
      C. Participation in the Plan shall not give any employee any right to remain in the Company’s employ. Further, the adoption of this Plan shall not be deemed to give any employee or other individual the right to be selected as a Participant or to be granted an Award.
      D. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.
      E. The Plan shall be governed by and construed in accordance with the laws of the State of Florida.
      F. The Board may amend, suspend or terminate the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by the Company’s shareholders, to the extent such shareholder approval is required under Code Section 162(m) with respect to Awards which are intended to qualify under that Section. In no event shall the amendment, suspension or termination of the Plan adversely affect the rights of any Participant to a previously granted Award without such Participant’s written consent.

APPENDIX B
THE ST. JOE COMPANY
AUDIT COMMITTEE CHARTER
      I. Composition of the Audit Committee: The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of The St. Joe Company (the “Company”) shall be comprised of three or more directors, each of whom shall satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc. and the Sarbanes-Oxley Act of 2002, together with the rules promulgated thereunder, as such requirements are interpreted by the Board in its business judgment. The Board shall also determine that each member is “financially literate”, that one member has “accounting or related financial management expertise”, and whether any member of the Committee is an “audit committee financial expert” as such qualifications are interpreted by the Board in its business judgment.
      The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board. The Board shall designate one member of the Committee as its Chairperson.
      No director may serve as a member of the Committee if he or she serves on the audit committees of more than 2 other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee, and discloses this determination in the Company’s annual proxy statement. No member of the Committee may receive, directly or indirectly, any consulting, advisory or other fee from the Company other than directors’ fees which may be received in cash, stock options or other in-kind consideration ordinarily available to directors, a pension or other deferred compensation that is not contingent upon future service and any other regular benefits ordinarily available to directors.
      II. Purposes of the Committee: To fulfill responsibilities to the Company’s shareholders, potential shareholders and the investment community, the Committee will provide independent and objective oversight of the Company’s accounting functions and internal controls and will monitor the objectivity of the Company’s financial statements.
      The Committee will assist Board oversight of:

1. The integrity of the Company’s financial statements.

2. The Company’s compliance with legal and regulatory requirements.

3. The independent accountant’s qualifications and independence.

4. The performance of the Company’s internal audit function and independent accountants.
In addition, the Committee will prepare all the Committee reports required under the law and will provide an open avenue of communication between the Company’s financial management, accounting staff, independent accountants, and the Board.
      III. Meetings of the Committee: The Committee shall meet at least four times a year, with authority to convene additional meetings as circumstances require. The Committee may invite any officer or employee of the Company to attend meetings. Minutes will be prepared and the Committee will report to the Board the results of its meetings. The Company’s General Counsel, or in the absence of the General Counsel such person as may be designated by the Chairperson of the Committee, shall serve as Secretary to the Committee. Except as expressly provided in this Charter, the By-laws of the Company or the Company’s Corporate Governance Guidelines, or as required by law, regulation or New York Stock Exchange, Inc. listing standards, the Committee shall establish its own rules of procedure. The Committee shall meet separately at least quarterly with management, one or more internal auditors and the independent accountants to discuss any matters the Committee or any of these persons or firms believe should be discussed confidentially. The Committee shall meet in executive session at least quarterly.
      IV. Duties and Powers of the Committee: The function of the Committee is oversight. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Company’s management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
      The independent accountants for the Company are accountable to the Committee as representatives of the shareholders. The Committee is directly responsible for the appointment, retention, compensation and oversight of the work of the independent accountants (including resolving differences between management and the independent accountants regarding financial reporting). The independent accountants shall report directly to the Committee.
      The independent accountants shall submit to the Committee annually a formal written statement of fees billed for each of the following categories of services rendered by the independent accountants:

1. The audit of the Company’s annual financial statements for the most recent fiscal year and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements.

2. Assurance and related services not included in (1) above that are reasonably related to the audit or review of the Company’s financial statements, in the aggregate and by each service.

3. Tax compliance, tax advice and tax planning services, in the aggregate and by each service.

4. All other services rendered by the independent accountants, in the aggregate and by each service.

      To fulfill its duties and responsibilities, the Committee will:

1. Pre-approve all audit and non-audit services to be provided by the independent accountants. The Committee may adopt appropriate procedures to delegate authority to pre-approve such services to one or more of its members.

2. Obtain and review, at least annually, a report from the independent accountants describing: the independent accountants’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent accountants, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent accountants, and any steps taken to deal with any such issues; and all relationships between the independent accountants and the Company, including the matters set forth in Independence Standards Board Standard No. 1. Discuss with the independent accountants any issues or relationships disclosed in such report that, in the judgment of the Committee, may have an impact on the competence or independence of the independent accountants.

3. Obtain from the independent accountants in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants, and any material communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

4. Review and evaluate the qualifications, performance and independence of the lead partner of the independent accountants.

5. Discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

6. Take into account the opinions of management in assessing the independent accountants’ performance, qualifications and independence.

7. Advise management and the independent accountants that they are expected to provide to the Committee a timely analysis of significant financial reporting issues and practices.

8. Consider any reports or communications and management’s responses thereto submitted to the Committee by the independent accountants required by or referred to in SAS 61 as codified by AU Section 380, as may be modified or supplemented, including reports and communications related to:

(i) deficiencies noted in any audit concerning the design or operation of internal controls;

(ii) consideration of fraud in a financial statement audit;

(iii) detection of illegal acts;

(iv) the independent accountants’ responsibility under generally accepted auditing standards;

(v) any restrictions on the scope of any audit;

(vi) significant accounting policies;

(vii) significant issues discussed with the national office regarding auditing or accounting issues presented by the engagement;

(viii) management judgments and accounting estimates;

(ix) any accounting adjustments arising from the audit;

(x) the responsibility of the independent accountants for other information in documents containing audited financial statements;

(xi) disagreements with management;

(xii) consultation by management with other accountants;

(xiii) major issues discussed with management prior to retention of the independent accountants;

(xiv) difficulties encountered with management in performing the audit;

(xv) the independent accountants’ judgments about the quality of the Company’s accounting principles; and

(xvi) reviews of interim financial information conducted by the outside auditors.
      9. Meet with management and/or the independent accountants to:

(i) discuss the scope of the annual audit;

(ii) discuss the annual audited financial statements and quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q;

(iii) discuss any significant matters arising from any audit, whether raised by management or the independent accountants, relating to the Company’s financial statements;

(iv) discuss any “management” or “internal control” letter issued or proposed to be issued by the independent accountants to the Company;

(v) discuss any difficulties the independent accountants encountered in the course of the audit engagement, including any restrictions on their activities or access to required information and of any significant disagreements with management;

(vi) review the form of opinion the outside auditors propose to render to the Board and shareholders;

(vii) discuss significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent accountants or management; and

(viii) inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks.

10. Discuss with management the CEO’s and CFO’s evaluations of the Company’s disclosure controls and procedures.

11. Discuss with management and the independent accountants the Company’s policies with respect to risk assessment and risk management.

12. Obtain from the independent accountants assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended.

13. Discuss with the Company’s General Counsel any significant legal matters that may have a material effect on the Company’s financial statements and the Company’s compliance policies, including material notices to or inquiries received from governmental agencies.

14. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies, it being understood that such discussions may, in the discretion of the Committee, be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made) and that the Committee need not discuss in advance each earnings release or each instance in which the Company gives earnings guidance.

15. Establish and oversee procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Periodically with management and internal audit, review these procedures and any significant complaints received.

16. Set clear hiring policies for employees or former employees of the independent accountants.

17. Prepare any report or other disclosures, including any recommendations of the Committee, required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

18. Review this Charter at least annually and recommend any changes to the Board.

19. To report its actions to the Board on a regular basis and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

20. Conduct an annual performance evaluation of the Committee.
      V. Resources and Authority of the Committee: The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage special or independent counsel, accountants or other experts and advisors.

¡
REVOCABLE PROXY
THE ST. JOE COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE ST. JOE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2006.
     The undersigned shareholder of The St. Joe Company (the “Company”), having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 11, 2006, hereby appoints Peter S. Rummell and Christine M. Marx, each acting singly, as Proxy with full power of substitution in each to represent the undersigned and to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Tuesday, May 16, 2006, at 10:00 a.m. eastern time, at the Radisson Riverwalk Hotel, 1515 Prudential Drive, Jacksonville, Florida 32207, or at any adjournment or postponement thereof, with authority to vote upon the matters set forth on this Proxy Card and with discretionary authority to vote upon such other matters as may be properly presented at the Annual Meeting.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
THE ST. JOE COMPANY
May 16, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS; PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

1.	ELECTION OF DIRECTORS - To elect the following ten persons to serve on the Board of Directors of the Company until the 2007 annual meeting and the election of their successors:						FOR	AGAINST	ABSTAIN
					2.	APPROVAL OF THE ST. JOE COMPANY ANNUAL INCENTIVE PLAN - To approve The St. Joe Company Annual Incentive Plan.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Michael L. Ainslie
		¡	Hugh M. Durden
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Thomas A. Fanning Harry H. Frampton, III Adam W. Herbert, Jr.
					3.	RATIFICATION OF INDEPENDENT AUDITORS - To ratify the appointment of KPMG LLP as the independent auditors of the Company for the 2006 fiscal year.	☐	☐	☐

☐	FOR ALL EXCEPT (See Instructions below)	¡	Delores M. Kesler
		¡	John S. Lord
		¡	Walter L. Revell
		¡	Peter S. Rummell		THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE PROPOSALS SET FORTH ON THIS CARD.
		¡	William H. Walton, III

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.